(logo)PRUDENTIAL HOME MORTGAGE      The Prudential Home Mortgage Company, Inc.
                                    7485 New Horizon Way
                                    Frederick, MD 21701
                                    301 696-7900


December 31, 1995


As of and for the year ended December 31, 1995, The Prudential Home Mortgage Company, Inc. had complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers with respect to its mortgage servicing operations. As of and for the same period, The Prudential Home Mortgage Company, Inc. had in effect a fidelity bond and errors and omissions policy in the amount of $178 million.



                            /s/Marvin I. Moskowitz
                            Marvin Moskowitz
                            Chief Executive Officer and Director

                            /s/Jerry Halbrook
                            Jerry Halbrook
                            Executive Vice President, Senior Financial Officer & Controller

                            /s/Brian Bartlett
                            Brian Bartlett
                            Vice President








                     An Affiliate of The Prudential Insurance Company of America doing business as P.H. Mortgage Company, Inc. in Ohio